Company Contact:
Renhuang Pharmaceuticals, Inc.
Ms. Portia Tan, IR Contact
Tel: 86-451-5392-5461
Email: ir@renhuang.com

CCG Investor Relations:
Ms. Lei Huang, Account Manager
Phone: +1-646-833-3417 (New York)
Email: lei.huang@ccgir.com
Website: www.ccgirasia.com

Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com

For Immediate Release

Renhuang Announces Fiscal Year 2010 Guidance

  •   Expect 26% to 28% revenue and net income growth

Harbin, China – March 04, 2010 – Renhuang Pharmaceuticals, Inc. (Pink Sheet: RHGP) (“Renhuang” or the “Company”), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines (“TCM”) in China, today announced revenue and net income guidance for fiscal year 2010 ("FY 2010") ending October 31, 2010.

Renhuang expects revenues for FY 2010 to be in the range of $54.7-$55.6 million, which represents a 26% to 28% increase over reported revenues of $43.4 million in fiscal year 2009. The Company expects FY 2010 net income to be in the range of $18.6-$18.9 million, up 26% to 28% from net income of $14.8 million in fiscal year 2009.

“We anticipate strong organic growth in the top- and bottom-line to be driven by our continued focus on higher margin product offerings and expanding our direct sales efforts,” commented Mr. Shaoming Li, Renhuang’s chairman and CEO. “As the leading supplier of Siberian Ginseng (Acanthopanax)-based products and with an extensive nationwide distribution network, we are confident in our ability to capitalize on the China’s rapidly growing pharmaceutical market and continue our track record of delivering robust growth. In addition, positive financial growth in the first quarter of fiscal 2010 strengthens our confidence in meeting our guidance for fiscal year 2010.”

About Renhuang Pharmaceuticals, Inc.

Renhuang Pharmaceuticals, Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines (“TCM”), in the People's Republic of China.  All of the Company’s products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang.  The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its extensive distribution network of over 3,000 distributors and more than 70 sales centers across 24 provinces in China.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand and market acceptance of the Company’s products, the Company's ability to meet its financial guidance, competition in the marketing and sales of its products, and other factors detailed in the Company’s annual report on Form 10-K and other filings with the Securities and Exchange Commission.  The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

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